EXHIBIT 5

LUSE GORMAN, PC
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

March 27, 2020

Board of Directors
1895 Bancorp of Wisconsin, Inc.
7001 West Edgerton Avenue
Greenfield, Wisconsin 53220

Re:	1895 Bancorp of Wisconsin, Inc. - Registration Statement on Form S-8

Members of the Board of Directors:

You have requested the opinion of this firm as to certain matters in connection with the registration of 333,854 shares of common stock, $0.01 par value per share (the “Shares”), of 1895 Bancorp of Wisconsin, Inc. (the “Company”) to be issued pursuant to the 1895 Bancorp of Wisconsin, Inc. 2020 Equity Incentive Plan (the “Equity Plan”).

In rendering the opinion expressed herein, we have reviewed the Charter of the Company, the Equity Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company.  We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein.  We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with the opinions expressed herein.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Equity Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm.  We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC